PARKERVISION ANNOUNCES
PRIVATE PLACEMENT OF COMMON STOCK

Jacksonville, Fla., December 18, 2015 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”), a developer and marketer of semiconductor technology solutions for wireless applications, today announced the signing of a securities purchase agreement solely with institutional investors (“Investors”) for the sale of 10,859,023 shares of common stock at a purchase price of $0.19 per share. In addition, ParkerVision entered into a subscription agreement pursuant to which a company director agreed to purchase an aggregate of 208,333 shares of common stock at a purchase price of $0.24 per share.

The securities purchase agreement contains customary representations and warranties and covenants of ParkerVision and is subject to customary closing conditions. The subscription agreement contains customary representations and warranties of the purchaser. ParkerVision anticipates that the sale of the shares will close on or about December 23, 2015, subject to the satisfaction or waiver of closing conditions.

The shares are being offered and sold solely to accredited investors on a private placement basis. ParkerVision will register the shares purchased by the Investors under the Securities Act of 1933, as amended (“Securities Act”) for resale by the Investors. ParkerVision has committed to file the registration statement by the 20th calendar day following the closing of the sale of the shares.

The shares being offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies, which enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption. For more information please visit www.parkervision.com. (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10K for the year ended December 31, 2014 and the Forms 10Q for the quarters ended March 31, June 30, and September 30, 2015. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley
Chief Financial Officer	or	The Piacente Group
ParkerVision, Inc.		212-481-2050
904-732-6100		parkervision@tpg-ir.com
cpoehlman@parkervision.com

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